Exhibit 3.7

ELECTROMEDICAL TECHNOLOGIES, INC.

BOARD RESOLUTION SO AUTHORIZING

The undersigned, being all the Directors of Electromedical Technologies, Inc., a Delaware Corporation (the “Company”), hereby adopt the following recitals and resolutions after the holding of a Special Meeting of the Board of Directors pursuant to Section 3.7 of the Company’s By Laws, effective as of November 1, 2019, the Directors hereby waiving all notice of, and the holding of, a meeting of the directors to act upon such matters and resolutions, pursuant to the General Delaware Corporation Law and the Company’s By-Laws. Notice of the Special Meeting having been waived verbally by all the Directors present at the Special Meeting, a quorum was found to be present sufficient to conduct business.

WHEREAS, ON NOVEMBER 1, 2019, the board of directors convened to create a new Series A Preferred Stock with voting rights of 100 votes for each Series A held.

WHEREAS, ON NOVEMBER 1, 2019, the board of directors convened to award, CEO, Matthew Wolfson, Five Hundred Thousand (500,000) shares of Series A Preferred Stock.

WHEREFORE, for good cause appearing, the Company:

HEREBY RESOLVES: To authorize the creation of the Series A Preferred Stock outlined above.

HEREBY RESOLVES: To award CEO, Matthew Wolfson, 500,000 shares of Series A Preferred Stock.

RESOLVED FURTHER, the appropriate Officers of the Company be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient in carrying out the foregoing resolutions consistent with the Company’s By Laws, including placing this Resolution in the appropriate Books and Records of the Company, and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the board of directors of the Corporation has caused this Certificate of Designation to be duly executed in its corporate name on this 1st day of November 2019.

ELECTROMEDICAL TECHNOLOGIES, INC.

By:	/s/ Matthew Wolfson
Name: Matthew Wolfson
Title: Chairman of the Board